Exhibit 10.2

August 24, 2018

Adrian M. Blocker

220 Occidental Ave. S.

Seattle, Washington 98104

Dear Adrian:

As you know, the Weyerhaeuser Company (“Weyerhaeuser”) Board of Directors has approved changes to the senior leadership of Weyerhaeuser as a result of the impending retirement of Doyle Simons from the offices of President and Chief Executive Officer, and you have been appointed Senior Vice President of Timberlands. Because you are taking on an increased scope of responsibility and will continue to be a critical resource to Weyerhaeuser during and after the leadership transition, we are pleased to offer you a grant of restricted stock units, as more specifically set forth below in this letter agreement (this “Agreement”). Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Weyerhaeuser Company 2013 Long-Term Incentive Plan (the “Plan”).

1. Grant. In connection with your new appointment and responsibilities, effective as of the date hereof Weyerhaeuser hereby makes to you under the Plan a one-time grant of restricted stock units (the “Grant”) as follows:

Grant Date:	August 24, 2018
Fair Value: Number of Restricted Stock Units: Type of Award:	$2,000,000.00 57,645 Units* Restricted Stock Units released in shares of Common Stock
Vesting Schedule:	The Grant will vest entirely on December 31, 2021

* Based on the average of the high and low price of the Common Stock as reported on the New York Stock Exchange on the Grant Date.

2. Terms and Conditions. To be eligible to receive the Grant:

(a) Support of Leadership Transition Process. You must assist, support and fully cooperate with Weyerhaeuser and the other members of the senior leadership team in all matters relating to the leadership transition. You must perform all tasks requested of you by your manager or such other officers as they may request to effect an orderly transition of leadership at Weyerhaeuser.

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(b) No Violation. You must have complied with all of the provisions of this Agreement and the Additional Terms and Conditions (as defined and set forth below) through the Vesting Date (as defined below).

3. Additional Terms and Conditions. In addition to the terms and conditions of this Agreement, the Grant is also subject to all of the terms and conditions set forth in the 2019 Restricted Stock Unit Award Terms and Conditions attached hereto as Appendix A and applicable provisions in the Plan (collectively, the “Additional Terms and Conditions). The Additional Terms and Conditions are incorporated into this Agreement by reference and made a part hereof.

4. Employment at Will. Your employment with Weyerhaeuser will continue to be “at will.” This means that your employment may be terminated at any time by you or by Weyerhaeuser. The Grant does not alter the “at will” basis of your employment and neither binds you to continued employment nor confers any rights to you with respect to continuation of your employment.

5. Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Washington applicable to contracts made and to be performed within such state without regard to its conflict of law rules. Each party to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in King County, Washington or the Western District of Washington, respectively, in any action or dispute arising out of or relating to this Agreement and agrees that all claims in respect of such action or dispute shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this agreement in any other court and waives any defense or objection to the jurisdiction of any such court, including that of inconvenient forum.

6. Other Provisions. In the event that any provision of this Agreement, the Additional Terms and Conditions shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement or the Additional Terms and Conditions, as the case may be, and this Agreement and the Additional Terms and Conditions shall be construed and enforced as if the illegal or invalid provision had not been included. No provision of this Agreement or the Additional Terms and Conditions may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by you and by a duly authorized officer of Weyerhaeuser (or its subsidiary), or by the respective parties’ legal representatives and successors.

If the terms of this Agreement (including the Additional Terms and Conditions) are agreeable to you, please sign in the space indicated below and return your signed original to me.

I want to thank you for your support and continued service to Weyerhaeuser.

Sincerely,

/s/ Denise M. Merle
Denise M. Merle
Senior Vice President, Chief Administration Officer

I, Adrian M. Blocker, have read, understand and agree to the terms and conditions of this Agreement.

/s/ Adrian M. Blocker
Date: August 24, 2018
Adrian M. Blocker

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APPENDIX A

RESTRICTED STOCK UNIT AWARD

ADDITIONAL TERMS AND CONDITIONS

Pursuant to the letter agreement dated as of August 24, 2018 (“Agreement”) to which these Additional Terms and Conditions are appended, incorporated by reference and made a part thereof, Weyerhaeuser Company has offered to you the Grant as specifically set forth in the Agreement. The Grant was made as of the date of the Compensation Committee action authorizing the Grant (“Grant Date”). You may decline the Grant by notifying the Compensation and Benefits Department at bened@weyerhaeuser.com within one month of the Grant Date. If you decline the Grant, you will not be entitled to any award, benefit, or other compensation in lieu thereof.

Capitalized terms used but not defined in this Additional Terms and Conditions document have the definitions given to such terms in the Agreement or in the Plan, as the case may be. The Grant represents the Company’s unfunded and unsecured promise to issue shares of Company Common Stock to you at a future date in connection with vesting of restricted stock units, subject to the terms of this Additional Terms and Conditions document and the Agreement. You have no rights to or under the Grant other than the rights of a general unsecured creditor of the Company. In addition, the Grant has the following terms and conditions:

1. Vesting. Subject to (a) satisfaction of the terms and conditions set forth in Section 2 of the Agreement and (b) the provisions of Section 3 of this Additional Terms and Conditions document, the Grant shall vest entirely on December 31, 2021 (“Vesting Date”), and no portion of the Grant shall vest prior to the Vesting Date. Prior to the Vesting Date, the Grant is subject to forfeiture as set forth in Section 2 of the Agreement and Section 3 of this Additional Terms and Conditions document.

2. Conversion of Awards and Issuance of Shares. Upon vesting of the Grant in accordance with Section 1, one share of Common Stock shall be issued for each restricted stock unit of the Grant (“Shares”), subject to the terms of the Agreement and the Additional Terms and Conditions. The Company will subtract from the Shares the whole number of Shares necessary to satisfy any required Tax Withholding Obligations, as described in Section 9, and transfer the balance of the Shares to you. No fractional shares of Common Stock shall be issued under the Grant. The issuance and delivery of Shares in connection with the vesting of the Grant shall occur as soon as practicable after the Vesting Date (or, if applicable, the payment date specified in Section 3), but in all events by a date which is within 30 days following the Vesting Date (or such other payment date, if applicable).

3. Termination of Employment; Death; Disability; Change in Control. In the event of your termination of employment, death or Disability or a Change in Control while the Grant remains outstanding, the following vesting and payment provisions will apply. Within 30 days following each applicable payment date specified below, the Shares will be issued and paid to you in accordance with and subject to Section 2.

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(a) Termination of Employment Due to Job Elimination; Other Termination. If your employment is involuntarily terminated due to (i) the elimination of your position with the Company or any Related Company or (ii) circumstances not otherwise contemplated, covered by or subject to subsections (b), (c) or (d) of this Section 3, then 100% of the Grant will be immediately vested as of the effective time of such termination, the payment date shall be the Vesting Date, and all of the Shares with respect to the Grant will be issued and paid to you in accordance with and subject to Section 2.

(b) Termination of Employment for Cause. If your employment is terminated for Cause (defined below), then notwithstanding anything to the contrary herein, 100% of the Grant shall be forfeited immediately at the time the Company or Related Company first notifies you of your termination for Cause and no Shares will be issued or issuable, or paid or payable, with respect to the Grant. In addition, if your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, issuance and payment of Shares in connection with the Grant may be suspended during such period of investigation to the extent that any delay does not result in additional tax imposed under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”). If, at the conclusion of such investigation, your employment or service relationship is terminated for Cause, 100% of the Grant shall be forfeited as provided above and no Shares will be issuable or payable with respect to the Grant.

“Cause” means: (i) willful and continued failure to perform substantially your duties with the Company or any Related Company after the Company or Related Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; (iii) willfully engaging in illegal conduct or gross misconduct; or (iv) a material breach or violation of Weyerhaeuser policy.

(c) Death or Disability. In the event of your death or Disability while actively employed with the Company or any Related Company, 100% of the Grant will be immediately vested as of the time of such event, the payment date shall be the date of such death or Disability, and Shares will be issued and paid to you or to your estate, as the case may be, in accordance with and subject to Section 2. “Disability” means a “disability” as defined in Treas. Reg. § 1.409A-3(i)(4) (or successor provisions).

(d) Change in Control. The following provisions shall apply in the event of a Change in Control:

(i) If the Grant is not assumed, converted or replaced by the acquiring company to the Company, the Grant will immediately vest in full as of the effective date of the Change in Control and shall be converted to a non-forfeitable right to receive an amount in cash equal to the Fair Market Value of one share of Common Stock on the date of the Change in Control multiplied by the number of Shares relating to the Grant. The amount shall be accumulated with interest compounded annually from the date of the Change in Control until the payment is made at a rate of 120 percent of the Federal mid-term rate (as in

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effect under section 1274 of the Code for the month in which the Change in Control occurs). The payment date shall be the Vesting Date or, if earlier, the date of your separation from service that occurs within two years following a 409A Change in Control. Such payment shall be paid to you in accordance with and subject to Section 2 (except that payment shall be made in cash rather than Shares).

(ii) If the Grant is assumed, converted or replaced by the acquiring company and prior to the Vesting Date your employment is either involuntarily terminated without Cause or voluntarily terminated by you for Good Reason, then in each case 100% of the Grant will be immediately vested as of the date of your termination of employment, the payment date shall be the date of such separation from service (except that, if the separation from service does not occur within two years following a 409A Change in Control, the payment date shall be the Vesting Date), and all of the Shares with respect to the Grant will be issued and paid to you in accordance with and subject to Section 2.

For purposes of this Section 3(d), a separation from service by the Company includes a separation from service by any Related Company and any successor entity, and a “409A Change in Control” means a Change in Control that qualifies as a “change in control event” for purposes of Treas. Reg. § 1.409A-3(i)(5).

“Good Reason” means, without your express written consent, the occurrence of any one or more of the following events:

i. a material reduction in your authority, duties, or responsibilities existing immediately prior to the Change in Control;

ii. within two years following a Change in Control, the acquiring company requiring you to be based at a location that is at least 50 miles farther from your primary residence immediately prior to a Change in Control than is such residence from Weyerhaeuser’s headquarters immediately prior to a Change in Control, except for required travel on the acquiring company’s business to an extent substantially consistent with your business obligations as of the Grant Date;

iii. a material reduction by the acquiring company of your base salary as in effect immediately prior to the Change in Control;

iv. a material reduction in the benefits coverage in the aggregate provided to you immediately prior to the Change in Control; provided, however, that reductions in the level of benefits coverage will not be deemed to be “Good Reason” if your overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with your position at the acquiring company; or

v. a material reduction in your level of participation, including your target-level opportunities, in short- and/or long-term incentive compensation plans in which you participate as of the Grant Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by 10% or more), or

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a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures will not be deemed to be “Good Reason” if your reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with your position at the acquiring company.

In no event will your resignation be for Good Reason unless: (A) an event set forth above has occurred and you provide the acquiring company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event, which notice specifically identifies the event that you believe constitutes Good Reason; (B) the acquiring company fails to correct the event so identified in all material respects within 30 days after receipt of such notice; and (C) you resign within two years after the occurrence of such event.

(e) Voluntary Termination of Employment. If your employment is terminated by you before the Grant is vested in accordance with Section 1, including without limitation by reason of voluntary retirement, and none of the other provisions of this Section 3 apply, then 100% of the Grant shall be forfeited and no Shares shall be issued or issuable, or paid or payable, with respect to the Grant.

4. Dividends. Except as otherwise specifically provided in this Additional Terms and Conditions document, you will not be entitled to any rights of a shareholder with respect to the Grant. Notwithstanding the foregoing, if the Company declares and pays dividends on Common Stock during the time period when the Grant is outstanding, you will be credited with additional amounts for each restricted stock unit of the Grant equal to the dividend that would have been paid with respect to such restricted stock unit if it had been an actual share of Common Stock. Such credited dividend amounts shall be reinvested in additional restricted stock units, which additional restricted stock units shall be subject to the same vesting, payment and other provisions as are applicable to the restricted stock units underlying the Grant.

5. No Rights as Shareholder until Vesting and Issuance of Shares. You will not have any voting or any other rights as a shareholder of the Common Stock with respect to the restricted stock units of the Grant. Upon vesting of the Grant and issuance and payment of the Shares, you will obtain full voting and other rights as a shareholder of the Company.

6. Securities Law Compliance. Notwithstanding any other provision of this document, you may not sell the Shares acquired upon vesting of the Grant unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale is exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.

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7. Non-Transferability of Awards. Notwithstanding any other provision of this document, you may not sell, pledge, assign, hypothecate, transfer or dispose of the Grant in any manner prior to any distribution to you of the Shares. The Grant shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, pursuant to Section 3(c), Shares may be issued and paid to your estate in the event of your death.

8. Independent Tax Advice. Determining the actual tax consequences of receiving or disposing of the Shares may be complicated. These tax consequences will depend, in part, on your specific circumstances and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of the Shares. You are encouraged to consult with a competent tax advisor independent of the Company to obtain tax advice concerning any vesting of the Grant or any receipt or disposition of the Shares in light of your specific circumstances.

9. Taxes and Withholding. You are ultimately liable and responsible for all taxes owed in connection with the Grant, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Grant. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the Grant or vesting thereof or the subsequent sale of Shares issuable and payable pursuant to the Grant. The Company does not commit and is under no obligation to structure the Grant to reduce or eliminate your tax liability. When an event occurs in connection with the Grant (e.g., vesting) that the Company determines results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (a “Tax Withholding Obligation”), to the extent required by law, and to the extent permitted by Section 409A, the Company may retain without notice from any Shares issuable under the Grant or from salary or other amounts payable to you, whole Shares or cash having a value sufficient to satisfy your Tax Withholding Obligation.

The Company may refuse to issue any Shares to you until your Tax Withholding Obligation is satisfied. You should be aware that, in accordance with the Plan, a delay in satisfying your Tax Withholding Obligation could cause a forfeiture of the Shares.

10. Grant Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan, including the Grant, will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.

11. No Right to Damages. You will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited. The loss of existing or potential profit in the Grant or any Shares that would have been issued and paid in connection therewith will not constitute an element of damages in the event of your termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

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12. Binding Effect. The terms and conditions of the Grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

13. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. (a) All Awards under the Plan are discretionary in nature and may be suspended or terminated by the Company at any time. (b) Each grant of an Award is a one-time benefit that does not create any contractual or other right to receive future grants of Awards. (c) All determinations with respect to any such future grants, including but not limited to, the times when grants will be made, the number of Awards subject to each grant, the grant price, vesting and other terms applicable to the grant, and the time or times when each grant will be exercisable, will be at the sole discretion of the Company. (d) Your participation in the Plan is voluntary. (e) The value of the Grant is an extraordinary item of compensation that is outside the scope of your employment contract, if any. (f) The Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. (g) Except as may otherwise be explicitly provided in the terms and conditions of the Grant, the vesting of the Grant ceases upon your termination of employment for any reason and any unvested portion of the Grant will be forfeited. (h) The future value of the Shares underlying the Grant is unknown and cannot be predicted with certainty.

14. Employee Data Privacy. By accepting the Grant, you: (a) authorize the Company and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates, and their respective agents in connection with administering the Plan, any information and data the Company requests (including personal data) in order to facilitate the grant of the Award and the administration of the Plan; (b) agree that the Company (and your employer, if different, and any of their respective agents in connection with administering the Plan) may act as a data controller and/or data processor with respect to such information and data and waive to the maximum extent permissible by law any data privacy rights you may have with respect to such information and data; and (c) authorize the Company and its agents to store and transmit such information, including in electronic form, to its affiliates or agents in any country (including countries which may not provide for data protection equivalent to the United States).

15. Compliance with Section 409A. The Grant is intended to comply with Section 409A. However, neither Weyerhaeuser nor any subsidiary or affiliate of Weyerhaeuser will have any obligation to indemnify or otherwise hold you harmless from any additional taxes or penalties under Section 409A. To the extent that the Company determines that the Grant is subject to Section 409A, the Agreement and this Additional Terms and Conditions document will be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. In addition, if you must be treated as a “specified employee” within the meaning of Section 409A, any payments made on account of your separation from service for purposes of Section 409A will be made at the times specified above in this Additional Terms and Conditions document or, if later and to the extent required by

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Section 409A, on the date that is six months and one day following the date of your separation from service. When the period during which payment may be made straddles two taxable years, in no event are you permitted, directly or indirectly, to designate the taxable year of any payment. To the extent that the Company determines that the Grant is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate or replace the Grant in order to cause the Grant to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.

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